UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2024

DUTCH BROS INC.
(Exact name of registrant as specified in its charter)

Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
110 SW 4th Street			97526
Grants Pass,	Oregon
(Address of principal executive offices)			(Zip Code)
(541) 955-4700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with Dutch Bros Inc.’s (the “Company”) initial public offering (the “IPO”), the Company entered into a Stockholders Agreement on September 17, 2021 (the “Stockholders Agreement”) with certain affiliates of TSG Consumer Partners, L.P. (the “Sponsor”). Pursuant to the Stockholders Agreement, the Company agreed to nominate to its board of directors (the “Board”) up to two individuals designated by the Sponsor for so long as the holders of shares of the Company’s Class C common stock (the “Class C common stock”) are entitled to elect one or more members to Board (the “Class C Directors”) pursuant to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). The Certificate of Incorporation provides that the holders of Class C common stock, which the Sponsor holds all of, are entitled to elect (i) two members of the Board, voting as a separate class, for so long as the total number of outstanding shares of Class C common stock and the Company’s Class D common stock (the “Class D common stock”) is at least 50% of the total number of shares of Class C common stock and Class D common stock outstanding immediately prior to the closing of the IPO and (ii) one member of the Board, voting as a separate class, for so long as the total number of outstanding shares of Class C common stock and Class D common stock is at least 10% but less than 50% of the total number of shares of Class C common stock and Class D common stock outstanding immediately prior to the closing of the IPO.
Upon the closing of the Offering (as defined below), the total number of outstanding shares of the Class C common stock and Class D common stock is less than 50% of the total number of shares of the Company’s Class C common stock and Class D common stock outstanding immediately prior to the closing of the IPO. In accordance with the Certificate of Incorporation and the Stockholders Agreement, upon the closing of the Offering, there will be only one Class C Director. On March 22, 2024, Blythe Jack, who served as one of the two Class C Directors, resigned from the Board. Ms. Jack’s resignation was not a result of any disagreement with the Company.
Item 8.01    Other Events
On March 21, 2024, in connection with a registered underwritten public offering, the Company and Dutch Mafia, LLC entered into an underwriting agreement (the “Underwriting Agreement”) with certain affiliates of the Sponsor (the “Selling Stockholders”) and Morgan Stanley, as the sole underwriter (the “Underwriter”), pursuant to which the Selling Stockholders agreed to sell to the Underwriter an aggregate of 8,000,000 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Shares”), at an offering price to the public of $34.00 per share (the “Offering”). The Selling Stockholders granted the Underwriter a 30-day option to purchase up to an additional 1,200,000 Shares. The Company did not offer any Shares in the Offering and will not receive any proceeds from the sale of the Shares.
The Offering is being made pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333-274368) filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2023, and which was deemed effective upon filing with the Commission, a free writing prospectus, dated March 21, 2024, and a prospectus supplement, dated March 21, 2024, to the prospectus dated September 6, 2023.
The Underwriting Agreement contains the terms and conditions for the sale by the Underwriter of the Shares, customary representations, warranties and agreements by the Company and the Selling Stockholders, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholders and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Company’s directors and executive officers and the Selling Stockholders and certain of their affiliates have agreed, subject to certain exceptions, not to sell or transfer any shares of the Company’s Class A common stock for 45 days after March 21, 2024, without first obtaining the written consent of the Underwriter. The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated herein by reference.
A copy of the opinion of Cooley LLP, counsel to the Company, relating to the legality of the issuance and sale of the Shares offered in the Offering is attached as Exhibit 5.1 hereto.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
1.1
Underwriting Agreement, among the Company, Dutch Mafia, LLC, DG Coinvestor Blocker Aggregator, L.P., Dutch Holdings, LLC, TSG7 A AIV VI Holdings-A, L.P., TSG7 A AIV VI, L.P. and Morgan Stanley & Co. LLC, dated March 21, 2024.

5.1	Opinion of Cooley LLP
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
104	Cover Page with Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	March 26, 2024	By:	/s/ Charles L. Jemley
Charles L. Jemley
Chief Financial Officer